Exhibit 99.1

PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2022 FISCAL FOURTH QUARTER AND FISCAL YEAR 2022
- Fiscal 2022 Fourth Quarter Net Income of $23.4 million, or $0.81 Per Diluted Share -
- Fiscal 2022 Net Income of $156.4 million, or $5.26 Per Diluted Share -
Sioux Falls, S.D., October 27, 2022 -- Pathward Financial, Inc.TM (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $23.4 million, or $0.81 per share, for the three months ended September 30, 2022, compared to net income of $15.9 million, or $0.50 per share, for the three months ended September 30, 2021. The Company reported net income of $156.4 million, or $5.26 per share, for the fiscal year ended September 30, 2022, compared to net income of $141.7 million, or $4.38 per share, for the fiscal year ended September 30, 2021. For the fiscal year ended September 30, 2022, the Company recognized return on average assets of 2.20% compared to 1.74% for the prior year period.
During the quarter, the Company recognized $6.9 million of pre-tax expenses related to rebranding efforts and $1.0 million of pre-tax separation related expenses. Excluding the impact of the rebranding and separation expenses, net of tax, the Company's adjusted net income for the quarter totaled $30.3 million, or $1.04 per share. For the fiscal year ended 2022, the Company recognized a gain on sale of Meta names and trademarks of $50.0 million, $13.1 million of pre-tax expenses related to rebranding efforts and $5.1 million of pre-tax separation related expenses. Excluding the impact of the gain on sale and rebranding and separation expenses, net of tax, the Company's adjusted net income for the 2022 fiscal year totaled $133.6 million, or $4.49 per share. See non-GAAP reconciliation table below.
“Fiscal 2022 was a landmark year for our organization as we renamed and unified our company under a single brand that reinforces our commitment to providing a path forward for individuals and businesses to reach the next stage of their financial journey," said CEO Brett Pharr.
"We are pleased with our results for the fiscal fourth quarter during which we delivered strong earnings per share growth. Our financial results continue to demonstrate that our optimization strategy will produce outsized returns of capital to shareholders."
"Looking ahead, we affirm our guidance for fiscal 2023: Our commercial finance loan portfolio is performing well and our credit quality metrics remain strong. We are starting to see the benefits of the rising rate environment in our loan yields, especially now that almost all of our variable rate loans are above their floors. Additionally, we believe our banking as a service business will continue to attract and maintain low-cost deposits while also generating steady fee income. Taken together, these factors position us well for fiscal 2023 and beyond," continued Pharr.

Business Highlights
•The Company announced today that Sonja Theisen, currently Executive Vice President of Governance, Risk and Compliance, has been appointed to succeed Glen Herrick as the Chief Financial Officer effective April 30, 2023. Ms. Theisen, who joined Pathward in 2013, has held leaderships roles across the organization including Chief Accounting Officer, Chief of Staff, and EVP of Governance, Risk and Compliance. Additional details can be found in the press release available at www.pathwardfinancial.com.

•On October 4, 2022, the Company announced the unveiling of its new corporate brand, marked by the transition to its new name, Pathward™, N.A. ("Pathward" or the "Bank"), and the launch of the Company's new website, Pathward.com. As part of the corporate rebrand, the Company recognized $6.9 million of pre-tax expenses related to rebranding efforts during the fourth quarter of fiscal 2022. The Company continues to estimate total rebranding expenses will range between $15 million to $20 million.
•As part of its strategy to continue to optimize interest-earning assets, the Company sold the entirety of its student loan portfolio during the fourth quarter of fiscal 2022. The sale generated an unfavorable pre-tax impact of approximately $0.5 million after netting the $4.3 million reversal of provision from the portfolio's allowance and the loss on sale of $4.8 million. The balance of the portfolio at time of sale was $81.5 million.
•On September 26, 2022, the Company announced the completion of a private placement of $20 million of its 6.625% Fixed-to-Floating Rate Subordinated Notes due 2032 to certain qualified institutional buyers and accredited investors. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes. The Company has used and intends to continue to use the net proceeds of the offering for general corporate purposes and repurchases of the Company's common stock.
•The Company announced on October 10, 2022 that the American Bankers Association ("ABA") Foundation awarded it the 2022 Community Commitment Award during the ABA's Annual Convention on October 4. Pathward's Community Impact Program partners with organizations that provide resources for the unbanked and underbanked and aid to historically marginalized populations. The Community Impact Program delivers on Pathward's purpose of powering financial inclusion for allTM by lifting up the communities it serves.
Financial Highlights for the 2022 Fiscal Fourth Quarter
•Total revenue for the fourth quarter was $123.2 million, an increase of $3.0 million, or 3%, compared to the same quarter in fiscal 2021, primarily driven by an increase in interest income, partially offset by a decrease in noninterest income.
•Net interest margin ("NIM") increased to 5.21% for the fourth quarter from 4.35% during the same period of last year. The prior year period was impacted by excess cash associated with the Company's participation in the U.S. Treasury Department's Economic Impact Program.
•Total gross loans and leases at September 30, 2022 decreased $79 million, to $3.53 billion, or 2%, compared to September 30, 2021 and decreased $154 million, or 4%, when compared to June 30, 2022. The decrease compared to the prior year quarter was primarily due the sale of all remaining community banking loans during the fiscal 2022 first quarter, the sale of the student loan portfolio during the fiscal 2022 fourth quarter, and a reduction in warehouse finance loans, partially offset by growth in the commercial finance portfolio. The primary driver for the decrease on a linked quarter basis was the sale of the student loan portfolio, a reduction in warehouse finance loans, and the seasonal decline in tax services loans.
•The Company resumed share repurchases on July 1, 2022, and during the fiscal 2022 fourth quarter repurchased 573,200 shares of common stock at an average share price of $37.05. An additional 396,100 shares of common stock at an average price of $35.16 were repurchased in October 2022 through October 13, 2022. As of October 13, 2022, there are 3,898,877 shares available for repurchase under the common stock share repurchase program announced during the fourth quarter of fiscal year 2021.
•The Company expects fiscal year 2023 GAAP earnings per share to be in the range of $5.25 to $5.75 and expects fiscal year 2023 adjusted earnings per share to be in the range of $5.10 to $5.60. See non-GAAP reconciliation table below.
Net Interest Income
Net interest income for the fourth quarter of fiscal 2022 was $79.8 million, an increase of 13% from the same quarter in fiscal 2021. The increase was mainly attributable to increased yields and an improved earning asset mix.

The fourth quarter average outstanding balance of loans and leases decreased $27.6 million compared to the same quarter of the prior year, primarily due to the sale of the remaining community bank and student loan portfolios, partially offset by increases in core loan and lease portfolios. The Company’s average interest-earning assets for the fourth quarter decreased by $364.8 million to $6.07 billion compared with the same quarter in fiscal 2021, primarily due to a reduction in cash balances as a result of high cash levels during the prior year period related to the Company's participation in government stimulus programs. The decrease in interest-earnings assets was partially offset by growth in total investments and core loans and leases.
Fiscal 2022 fourth quarter NIM increased to 5.21% from 4.35% in the fourth fiscal quarter of last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 81 basis points to 5.26% compared to the prior year quarter, primarily driven by an increase in loan and lease and investment securities yields, along with a decrease in lower-yielding cash balances. The yield on the loan and lease portfolio was 7.12% compared to 6.93% for the comparable period last year and the TEY on the securities portfolio was 2.56% compared to 1.50% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.03% during the fiscal 2022 fourth quarter, as compared to 0.09% during the prior year quarter. The Company's overall cost of deposits was 0.01% in the fiscal fourth quarter of 2022, the same as the prior year quarter.
Noninterest Income
Fiscal 2022 fourth quarter noninterest income decreased to $43.5 million, compared to $49.5 million for the same period of the prior year. The decrease was driven by a reduction in other income, a reduction in gain on sale of other, and a loss on sale of investments. These decreases were partially offset by an increase in payments fee income.
The reduction in gain on sale of other was primarily driven by the loss on the sale of the student loan portfolio during the quarter along with the Company recording fewer gains on loan sales as the SBA and USDA sale volumes have been impacted by supply chain constraints within the solar construction market. The decrease in other income was primarily related to a net unrealized gain of $4.1 million during the prior year period related to the MoneyLion investment. The $1.9 million loss on sale of investment was related to a sale of a venture capital investment. The increase in payment fee income was primarily from servicing fee income on off-balance sheet deposits, which increased $5.9 million during the 2022 fiscal fourth quarter compared to the same period of the prior year and increased $5.4 million compared to the fiscal 2022 third quarter.
Noninterest Expense
Noninterest expense increased 10% to $103.0 million for the fiscal 2022 fourth quarter, from $93.6 million for the same quarter last year. The increase in expense was primarily driven by an increase in card processing expense and compensation expense. During the fiscal 2022 fourth quarter, the Company recognized $6.9 million in rebranding expenses and $1.0 million in separation related expenses.
The card processing expense increase was due to structured agreements with banking as a service ("BaaS") partners. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally this rate index averages between 50% to 85% of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 37% of the deposit portfolio was subject to these higher card processing expenses. For the fiscal quarter ended September 30, 2022, card processing expenses related to these structured agreements were $7.4 million, as compared to $2.2 million for the fiscal quarter ended June 30, 2022 and $0.2 million for the fiscal quarter ended September 30, 2021.
Income Tax Expense
The Company recorded an income tax benefit of $1.3 million, representing an effective tax rate of (5.7%), for the fiscal 2022 fourth quarter, compared to income tax expense $1.1 million, representing an effective tax rate of 6.5%, for the fourth quarter last year. The current quarter decrease in income tax expense was primarily due to an increase in renewable energy investment tax credit lending volume compared to the prior year period.

The Company originated $35.9 million in solar leases during the fiscal 2022 fourth quarter, resulting in $9.6 million in total net investment tax credits. During the fourth quarter of fiscal 2021, the Company originated $29.1 million in solar leases resulting in $7.6 million in total net investment tax credits. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. For the fiscal year ended September 30, 2022, the Company originated $62.8 million in solar leases, compared to $101.1 million for the comparable prior year period. The timing and impact of future solar tax credits are expected to vary from period to period, and the Company intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Outlook
The following forward-looking statements reflect the Company’s expectations as of the date of this release, and are subject to substantial uncertainty. The Company's results may be materially affected by many factors, such as changes in economic conditions and customer demand, changes in interest rates, inflation, uncertainty regarding the COVID-19 pandemic, and other factors detailed below under “Forward-looking Statements.” Because the Company’s reported GAAP results include certain income and expense items that are not expected to continue indefinitely and may include additional elements that the Company cannot currently predict, the Company is also providing guidance on a non-GAAP or “adjusted” basis.
The Company expects fiscal year 2023 GAAP earnings per share to be in the range of $5.25 to $5.75. When adjusting for gain on sale of trademarks, rebrand related expenses, and separation related expenses, the Company expects fiscal year 2023 adjusted earnings per share to be in the range of $5.10 to $5.60. See non-GAAP reconciliation table below.
Investments, Loans and Leases

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total investments	$1,924,551	$2,000,400	$2,090,765	$1,833,733	$1,921,568

Loans held for sale
Consumer credit products	21,071	23,710	23,670	20,728	23,111
SBA/USDA	—	43,861	7,740	15,454	33,083
Total loans held for sale	21,072	67,571	31,410	36,182	56,194

Term lending	1,090,289	1,047,764	1,111,076	1,038,378	961,019
Asset based lending	351,696	402,506	382,355	337,236	300,225
Factoring	372,595	408,777	394,865	402,972	363,670
Lease financing	210,692	218,789	235,397	245,315	266,050
Insurance premium finance	479,754	481,219	403,681	385,473	428,867
SBA/USDA	359,238	215,510	214,195	209,521	247,756
Other commercial finance	159,409	173,338	173,260	178,853	157,908
Commercial finance	3,023,673	2,947,903	2,914,829	2,797,748	2,725,495
Consumer credit products	144,353	152,106	171,847	173,343	129,251
Other consumer finance	25,306	107,135	111,922	144,412	123,606
Consumer finance	169,659	259,241	283,769	317,755	252,857
Tax services	9,098	41,627	85,999	100,272	10,405
Warehouse finance	326,850	434,748	441,496	466,831	419,926
Community banking	—	—	—	—	199,132
Total loans and leases	3,529,280	3,683,519	3,726,093	3,682,606	3,607,815
Net deferred loan origination costs	7,025	5,047	4,097	1,655	1,748
Total gross loans and leases	3,536,305	3,688,566	3,730,190	3,684,261	3,609,563
Allowance for credit losses	(45,947)	(75,206)	(88,552)	(67,623)	(68,281)
Total loans and leases, net	$3,490,358	$3,613,360	$3,641,638	$3,616,638	$3,541,282

The Company's investment security balances at September 30, 2022 totaled $1.92 billion, as compared to $2.00 billion at June 30, 2022 and $1.92 billion at September 30, 2021.
Total gross loans and leases totaled $3.54 billion at September 30, 2022, as compared to $3.69 billion at June 30, 2022 and $3.61 billion at September 30, 2021. The primary driver for the decrease on a linked quarter basis was a decrease in consumer finance loans, a reduction in warehouse finance loans, and the seasonal decline in the tax services portfolio, partially offset by an increase in the commercial finance portfolio. The year-over-year decrease was primarily due the sale of all remaining community banking loans during the fiscal 2022 first quarter, the sale of the student loan portfolio during the fiscal 2022 fourth quarter, and a reduction in warehouse finance loans, partially offset by growth in our commercial finance portfolio.
Commercial finance loans, which comprised 86% of the Company's gross loan and lease portfolio, totaled $3.02 billion at September 30, 2022, reflecting growth of $75.8 million, or 3%, from June 30, 2022 and $298.2 million, or 11%, from September 30, 2021.
When excluding PPP loans, the community bank portfolio and the student loan portfolio, total loans and leases grew 9% at September 30, 2022 when compared to the same period of the prior year.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $45.9 million at September 30, 2022, a decrease compared to $75.2 million at June 30, 2022 and a decrease from $68.3 million at September 30, 2021. The decrease in the ACL at September 30, 2022, when compared to June 30, 2022, was primarily due to a $22.6 million decrease in the seasonal tax services loan portfolio, and to a lesser extent, a $4.8 million decrease in the consumer finance portfolio and a $1.7 million decrease in the commercial finance portfolio. The decrease in the consumer finance portfolio was primarily attributable to the sale of the student loan portfolio.
The $22.3 million year-over-year decrease in the ACL was primarily driven by a $12.3 million decrease attributable to the disposition of the community banking portfolio, along with a $5.9 million decrease in the consumer finance portfolio and a $4.1 million decrease in the commercial finance portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Commercial finance	1.46%	1.56%	1.66%	2.04%	1.77%
Consumer finance	0.86%	2.44%	3.18%	2.70%	2.91%
Tax services	0.05%	54.29%	35.76%	1.60%	0.02%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Community banking	—%	—%	—%	—%	6.16%
Total loans and leases	1.30%	2.04%	2.38%	1.84%	1.89%
Total loans and leases excluding tax services	1.30%	1.44%	1.59%	1.84%	1.89%

The Company's ACL as a percentage of total loans and leases decreased to 1.30% at September 30, 2022 from 2.04% at June 30, 2022. The decrease in the total loans and leases coverage ratio was primarily driven by the seasonal tax services loan portfolio, along with a decrease in the coverage ratio for both the commercial and consumer finance portfolios. The drop in the consumer finance portfolio coverage ratio was attributable to the sale of the student loan portfolio. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Beginning balance	$75,206	$88,552	$91,208	$68,281	$56,188
Adoption of CECL accounting standard	—	—	—	—	12,773
Provision (reversal of) - tax services loans	—	(166)	457	28,093	33,276
Provision (reversal of) - all other loans and leases	(2,617)	(982)	8,368	769	16,663
Charge-offs - tax services loans	(22,599)	(7,998)	(24,849)	(30,852)	(34,354)
Charge-offs - all other loans and leases	(6,844)	(6,346)	(7,635)	(30,210)	(22,920)
Recoveries - tax services loans	5	6	51	2,762	1,078
Recoveries - all other loans and leases	2,796	2,140	681	7,104	5,577
Ending balance	$45,947	$75,206	$68,281	$45,947	$68,281
The Company recognized a reversal of provision for credit losses of $2.6 million for the quarter ended September 30, 2022, compared to $8.8 million of provision for credit losses expense for the comparable period in the prior fiscal year. The reversal of provision for credit losses during the current quarter was primarily driven by the student loan sale and commercial finance recoveries. Net charge-offs were $26.6 million for the quarter ended September 30, 2022, compared to $31.8 million for the quarter ended September 30, 2021. Net charge-offs attributable to the tax services, commercial finance, and consumer finance portfolios for the quarter were $22.6 million, $3.4 million, and $0.6 million, respectively.
The Company's past due loans and leases were as follows for the periods presented.

As of September 30, 2022	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$21,071	$21,071	$—	$—	$—

Commercial finance	24,881	6,208	7,868	38,957	2,984,716	3,023,673	4,142	13,375	17,517
Consumer finance	3,322	2,609	2,793	8,724	160,935	169,659	2,793	—	2,793
Tax services	—	—	8,873	8,873	225	9,098	8,873	—	8,873
Warehouse finance	—	—	—	—	326,850	326,850	—	—	—
Total loans and leases held for investment	28,203	8,817	19,534	56,554	3,472,726	3,529,280	15,808	13,375	29,183

Total loans and leases	$28,203	$8,817	$19,534	$56,554	$3,493,797	$3,550,351	$15,808	$13,375	$29,183

As of June 30, 2022	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$67,571	$67,571	$—	$—	$—

Commercial finance	15,426	4,155	9,195	28,776	2,919,127	2,947,903	3,519	19,603	23,122
Consumer finance	3,808	3,476	3,501	10,785	248,456	259,241	3,501	—	3,501
Tax services	—	41,627	—	41,627	—	41,627	—	—	—
Warehouse finance	—	—	—	—	434,748	434,748	—	—	—
Total loans and leases held for investment	19,234	49,258	12,696	81,188	3,602,331	3,683,519	7,020	19,603	26,623

Total loans and leases	$19,234	$49,258	$12,696	$81,188	$3,669,902	$3,751,090	$7,020	$19,603	$26,623
The Company's nonperforming assets at September 30, 2022 were $30.9 million, representing 0.46% of total assets, compared to $26.8 million, or 0.40% of total assets at June 30, 2022 and $61.8 million, or 0.92% of total assets at September 30, 2021.
The Company's nonperforming loans and leases at September 30, 2022, were $29.2 million, representing 0.82% of total gross loans and leases, compared to $26.6 million, or 0.71% of total gross loans and leases at June 30, 2022 and $55.9 million, or 1.52% of total gross loans and leases at September 30, 2021.
The increase in the nonperforming assets as a percentage of total assets at September 30, 2022 compared to June 30, 2022, was driven by an increase in nonperforming loans in the tax services portfolio, which is due to seasonal timing. This increase was partially offset by decreases within the commercial and consumer finance portfolios. When comparing the current period to the same period of the prior year, the decrease in nonperforming assets was due to a decrease in nonperforming assets in the community bank and commercial finance portfolios, partially offset by slight increases in nonperforming loans in the consumer and tax finance portfolios.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of September 30, 2022
Commercial finance	$2,254,579	$469,638	$91,754	$203,680	$4,022	$3,023,673
Warehouse finance	294,350	—	32,500	—	—	326,850
Total loans and leases	$2,548,929	$469,638	$124,254	$203,680	$4,022	$3,350,523

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of June 30, 2022
Commercial finance	$2,182,712	$462,392	$125,249	$172,696	$4,854	$2,947,903
Warehouse finance	434,748	—	—	—	—	434,748
Total loans and leases	$2,617,460	$462,392	$125,249	$172,696	$4,854	$3,382,651

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2022 fourth quarter decreased by $311.8 million to $5.77 billion compared to the same period in fiscal 2021. The decrease in average deposits was primarily due to decreases in interest-bearing deposits, wholesale deposits, savings deposits, and noninterest-bearing deposits, partially offset by an increase in money market deposits. The Company's deposit balances are seasonally lower during the fiscal fourth quarter. Additionally, prior period deposit balances were elevated due to the Company's participation in government stimulus programs.
The average balance of total deposits and interest-bearing liabilities was $5.80 billion for the three-month period ended September 30, 2022, compared to $6.17 billion for the same period in the prior fiscal year, representing a decrease of 6%.
Total end-of-period deposits increased 6% to $5.87 billion at September 30, 2022, compared to $5.51 billion at September 30, 2021. The increase in end-of-period deposits was primarily driven by an increase in noninterest-bearing deposits of $628.9 million, partially offset by a decrease in interest-bearing checking of $254.3 million and a decrease in wholesale deposits of $73.6 million.
As of September 30, 2022, the Company managed $1.31 billion of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with excess deposits that can earn record keeping service fee income, typically reflective of the EFFR.
Approximately 37% of the deposit balances at September 30, 2022 are subject to variable card processing expenses that are derived from the terms of contractual agreements with certain BaaS partners. These agreements are tied to a portion of a rate index, typically the EFFR.
Regulatory Capital
The Company and the Bank remained above the federal regulatory minimum capital requirements at September 30, 2022, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory Capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is made up of nearly all amortizing securities that should provide consistent cash flow and is not expected to require sales to realize the losses to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	September 30, 2022(1)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Company
Tier 1 leverage capital ratio	8.10%	8.23%	6.80%	7.39%	7.67%
Common equity Tier 1 capital ratio	12.07%	11.87%	11.26%	10.88%	12.12%
Tier 1 capital ratio	12.39%	12.19%	11.58%	11.20%	12.46%
Total capital ratio	13.88%	13.44%	14.16%	13.80%	15.45%
Bank
Tier 1 leverage ratio	8.19%	8.22%	7.79%	8.52%	8.69%
Common equity Tier 1 capital ratio	12.55%	12.17%	13.26%	12.90%	14.11%
Tier 1 capital ratio	12.55%	12.18%	13.26%	12.91%	14.13%
Total capital ratio	13.57%	13.43%	14.52%	14.16%	15.38%
(1) September 30, 2022 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total stockholders' equity	$645,140	$724,774	$763,406	$826,157	$871,884
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	299,186	299,616	299,983	300,382	300,780
LESS: Certain other intangible assets	26,406	27,809	30,007	32,294	33,572
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	17,968	11,978	13,404	19,855	22,801
LESS: Net unrealized gains (losses) on available for sale securities	(211,600)	(131,352)	(69,838)	403	7,344
LESS: Noncontrolling interest	(30)	665	322	642	1,155
ADD: Adoption of Accounting Standards Update 2016-13	2,689	10,011	13,387	6,527	8,202
Common Equity Tier 1(1)	515,899	526,069	502,915	479,108	514,434
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(20)	377	208	444	747
Total Tier 1 capital	529,540	540,107	516,784	493,213	528,842
Allowance for credit losses	43,623	55,506	56,051	55,125	53,159
Subordinated debentures, net of issuance costs	20,000	—	59,256	59,220	73,980
Total capital	$593,163	$595,613	$632,091	$607,558	$655,981
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total stockholders' equity	$645,140	$724,774	$763,406	$826,157	$871,884
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	25,691	27,088	29,290	31,661	33,148
Tangible common equity	309,944	388,181	424,611	484,991	529,231
Less: AOCI	(213,080)	(131,407)	(69,374)	724	7,599
Tangible common equity excluding AOCI	$523,024	$519,588	$493,985	$484,267	$521,632

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Thursday, October 27, 2022. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-844-200-6205 (International: +1-929-526-1599) approximately 10 minutes prior to start time and reference access code 372192. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

Upcoming Investor Events
•KBW Winter Financial Services Conference, Feb 16, 2023 | Boca Raton, FL

About Pathward Financial, Inc.™
Pathward Financial, Inc.™ (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all™. Through our subsidiary, Pathward™, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Justin Schempp
877-497-7497
jschempp@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and Pathward may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and Pathward, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; the impact of measures expected to increase efficiencies or reduce expenses; the timing of and expenses related to our new brand rollout; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflict between Russia and Ukraine; our ability to achieve brand recognition for Pathward equal to or greater than we have enjoyed for MetaBank; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate; changes in tax laws; the strength of the United States' economy, and the local economies in which the Company operates; inflation, market, and monetary fluctuations; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; Pathward's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Pathward’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by Pathward of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2021, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
ASSETS
Cash and cash equivalents	$388,038	$157,260	$237,680	$1,230,100	$314,019
Securities available for sale, at fair value	1,882,869	1,956,523	2,043,478	1,782,739	1,864,899
Securities held to maturity, at amortized cost	41,682	43,877	47,287	50,994	56,669
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	28,812	28,812	28,812	28,400	28,400
Loans held for sale	21,071	67,571	31,410	36,182	56,194
Loans and leases	3,536,305	3,688,566	3,730,190	3,684,261	3,609,563
Allowance for credit losses	(45,947)	(75,206)	(88,552)	(67,623)	(68,281)
Accrued interest receivable	17,979	16,818	19,115	17,240	16,254
Premises, furniture, and equipment, net	41,710	42,076	43,167	44,130	44,888
Rental equipment, net	204,371	222,023	213,033	234,693	213,116
Goodwill and intangible assets	335,196	336,593	338,795	341,166	342,653
Other assets	295,324	243,266	242,823	227,376	212,276
Total assets	$6,747,410	$6,728,178	$6,887,239	$7,609,658	$6,690,650

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,866,037	5,710,799	5,829,886	6,525,569	5,514,971
Long-term borrowings	36,028	16,616	91,386	92,274	92,834
Accrued expenses and other liabilities	200,205	275,989	202,561	165,658	210,961
Total liabilities	6,102,270	6,003,404	6,123,833	6,783,501	5,818,766

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	288	294	294	301	317
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	617,403	615,159	612,917	610,816	604,484
Retained earnings	245,394	244,686	223,760	217,992	259,189
Accumulated other comprehensive income (loss)	(213,080)	(131,407)	(69,374)	724	7,599
Treasury stock, at cost	(4,835)	(4,623)	(4,513)	(4,318)	(860)
Total equity attributable to parent	645,170	724,109	763,084	825,515	870,729
Noncontrolling interest	(30)	665	322	642	1,155
Total stockholders’ equity	645,140	724,774	763,406	826,157	871,884
Total liabilities and stockholders’ equity	$6,747,410	$6,728,178	$6,887,239	$7,609,658	$6,690,650

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest and dividend income:
Loans and leases, including fees	$64,963	$62,541	$63,665	$268,078	$256,080
Mortgage-backed securities	10,155	7,381	3,979	26,846	12,155
Other investments	5,104	3,984	4,412	17,272	17,619
	80,222	73,906	72,056	312,196	285,854
Interest expense:
Deposits	99	94	164	500	1,593
FHLB advances and other borrowings	363	1,661	1,225	4,372	5,270
	462	1,755	1,389	4,872	6,863

Net interest income	79,760	72,151	70,667	307,324	278,991

Provision for credit losses	(2,648)	(1,302)	8,775	28,538	49,766

Net interest income after provision for credit losses	82,408	73,453	61,892	278,786	229,225

Noninterest income:
Refund transfer product fees	1,135	10,289	2,567	39,809	37,967
Refund advance fee income	44	(20)	226	40,557	47,639
Payments card and deposit fees	28,609	24,673	25,541	104,684	107,182
Other bank and deposit fees	299	262	230	1,049	939
Rental income	12,024	12,082	9,709	46,558	39,416
Gain (loss) on sale of securities	(1,882)	198	—	(1,287)	6
Gain on sale of trademarks	—	—	—	50,000	—
Gain (loss) on sale of other	(3,319)	1,239	580	(4,920)	11,515
Other income	6,546	5,271	10,689	17,357	26,240
Total noninterest income	43,456	53,994	49,542	293,807	270,904

Noninterest expense:
Compensation and benefits	42,762	45,091	36,222	171,126	151,090
Refund transfer product expense	52	2,457	3,219	8,908	11,861
Refund advance expense	1	(29)	30	2,157	2,564
Card processing	15,718	8,438	7,063	38,785	27,201
Occupancy and equipment expense	9,064	8,996	8,252	34,909	29,269
Operating lease equipment depreciation	9,306	9,145	7,865	35,636	30,987
Legal and consulting	13,355	11,724	14,369	40,634	31,341
Intangible amortization	1,397	1,532	1,761	6,585	8,545
Impairment expense	—	670	601	670	2,818
Other expense	11,375	8,626	14,232	45,865	48,007
Total noninterest expense	103,030	96,650	93,614	385,275	343,683

Income before income tax expense	22,834	30,797	17,820	187,318	156,446

Income tax expense (benefit)	(1,272)	6,958	1,101	27,964	10,701

Net income before noncontrolling interest	24,106	23,839	16,719	159,354	145,745
Net income attributable to noncontrolling interest	686	1,448	816	2,968	4,037
Net income attributable to parent	$23,420	$22,391	$15,903	$156,386	$141,708

Less: Allocation of Earnings to participating securities(1)	393	377	297	2,566	2,698
Net income attributable to common shareholders(1)	23,027	22,014	15,606	153,821	139,010
Earnings per common share:
Basic	$0.81	$0.76	$0.50	$5.26	$4.38
Diluted	$0.81	$0.76	$0.50	$5.26	$4.38
Shares used in computing earnings per common share:
Basic	28,581,236	28,868,136	31,280,162	29,227,071	31,729,596
Diluted	28,581,236	28,868,136	31,299,555	29,232,247	31,751,522
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2022			2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$275,344	$1,467	2.11%	$852,122	$1,248	0.58%
Mortgage-backed securities	1,583,415	10,155	2.54%	1,049,258	3,979	1.50%
Tax exempt investment securities	165,718	990	3.00%	232,006	772	1.67%
Asset-backed securities	167,053	854	2.03%	400,507	1,199	1.19%
Other investment securities	263,615	1,792	2.70%	258,367	1,193	1.83%
Total investments	2,179,801	13,791	2.56%	1,940,138	7,143	1.50%
Commercial finance	2,960,988	54,325	7.28%	2,690,064	48,285	7.12%
Consumer finance	234,295	4,128	6.99%	258,043	4,308	6.62%
Tax services	35,484	(148)	(1.65)%	37,174	165	1.76%
Warehouse finance	387,910	6,658	6.81%	388,477	6,332	6.47%
Community banking	—	—	—%	272,554	4,575	6.66%
Total loans and leases	3,618,678	64,963	7.12%	3,646,312	63,665	6.93%
Total interest-earning assets	$6,073,822	$80,222	5.26%	$6,438,572	$72,056	4.45%
Noninterest-earning assets	657,498			822,592
Total assets	$6,731,321			$7,261,164

Interest-bearing liabilities:
Interest-bearing checking(2)	$380	$—	0.33%	$243,005	$—	—%
Savings	67,937	6	0.04%	89,110	5	0.02%
Money markets	104,570	55	0.21%	67,083	58	0.34%
Time deposits	7,969	5	0.23%	10,218	21	0.81%
Wholesale deposits	6,479	32	1.98%	77,506	80	0.41%
Total interest-bearing deposits	187,335	99	0.21%	486,922	164	0.13%
Overnight fed funds purchased	15,511	100	2.56%	—	—	—%
Subordinated debentures	1,739	29	6.72%	73,951	1,065	5.71%
Other borrowings	16,397	234	5.66%	19,299	160	3.29%
Total borrowings	33,647	363	4.29%	93,250	1,225	5.21%
Total interest-bearing liabilities	220,981	462	0.83%	580,172	1,390	0.95%
Noninterest-bearing deposits	5,577,713	—	—%	5,589,946	—	—%
Total deposits and interest-bearing liabilities	$5,798,694	$462	0.03%	$6,170,118	$1,390	0.09%
Other noninterest-bearing liabilities	201,711			204,726
Total liabilities	6,000,404			6,374,844
Shareholders' equity	730,916			886,320
Total liabilities and shareholders' equity	$6,731,321			$7,261,164
Net interest income and net interest rate spread including noninterest-bearing deposits		$79,760	5.23%		$70,667	4.36%

Net interest margin			5.21%			4.35%
Tax-equivalent effect			0.02%			0.01%
Net interest margin, tax-equivalent(3)			5.23%			4.37%
(1) Tax rate used to arrive at the TEY for the three months ended September 30, 2022 and 2021 was 21%.
(2) At September 30, 2021, $242.7 million of the total balance were interest-bearing deposits where interest expense was paid by a third party and not by the Company. On October 1, 2021, the Company reclassified the balances related to that program to noninterest bearing checking due to the product moving to noninterest bearing.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Equity to total assets	9.56%	10.77%	11.08%	10.86%	13.03%
Book value per common share outstanding	$22.41	$24.69	$26.00	$27.46	$27.53
Tangible book value per common share outstanding	$10.77	$13.22	$14.46	$16.12	$16.71
Tangible book value per common share outstanding excluding AOCI	$18.17	$17.70	$16.82	$16.10	$16.47
Common shares outstanding	28,788,124	29,356,707	29,362,844	30,080,717	31,669,952
Nonperforming assets to total assets	0.46%	0.40%	0.56%	0.58%	0.92%
Nonperforming loans and leases to total loans and leases	0.82%	0.71%	0.95%	1.16%	1.52%
Net interest margin	5.21%	4.76%	4.80%	4.59%	4.35%
Net interest margin, tax-equivalent	5.23%	4.77%	4.81%	4.61%	4.37%
Return on average assets	1.39%	1.32%	2.49%	3.49%	0.88%
Return on average equity	12.82%	11.93%	24.16%	29.69%	7.18%
Full-time equivalent employees	1,141	1,178	1,167	1,140	1,124

Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended			At and For the Year Ended
(Dollars in Thousands, Except Share and Per Share Data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net Income - GAAP	$23,420	$22,391	$15,903	$156,386	$141,708
Less: Gain on sale of trademarks	—	—	—	50,000	—
Add: Rebranding expenses	6,899	3,427	—	13,148	—
Add: Separation related expenses	1,029	3,116	36	5,109	2,545
Add: Income tax effect resulting from gain on sale of trademarks and rebranding and separation expenses	(1,029)	(1,677)	(9)	8,936	(636)
Adjusted net income	$30,319	$27,257	$15,930	$133,579	$143,617
Less: Adjusted allocation of earnings to participating securities	508	458	297	2,191	2,734
Adjusted Net income attributable to common shareholders	29,811	26,799	15,633	131,388	140,883
Weighted average diluted common shares outstanding	28,581,236	28,868,136	31,299,555	29,232,247	31,751,522
Adjusted earnings per common share - diluted	$1.04	$0.93	$0.50	$4.49	$4.44

Adjusted Diluted Earnings Per Share Guidance	Fiscal Year Ended
(Earnings per share amounts)	2022 (Actual)	2023 (Guidance)
Diluted earnings per share - GAAP	$5.26	$5.25 - $5.75
Less: Net extraordinary items, net of tax(1)	$0.77	$0.15
Diluted earnings per share - Adjusted	$4.49	$5.10 - $5.60
(1) Includes gain on sale of trademarks, rebrand related expenses and separation related expenses.

Efficiency Ratio	For the Last Twelve Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Noninterest expense: GAAP	$385,275	$375,860	$360,733	$353,544	$343,683
Net interest income	307,324	298,231	294,555	284,605	278,991
Noninterest income	293,807	299,893	308,352	312,039	270,903
Total revenue: GAAP	$601,131	$598,124	$602,907	$596,644	$549,894
Efficiency ratio	64.09%	62.84%	59.83%	59.26%	62.50%

Adjusted Efficiency Ratio
Noninterest expense: GAAP	$385,275	$375,860	$360,733	$353,544	$343,683
Less: Rebranding expenses	13,148	6,249	2,822	3	—
Adjusted noninterest expense	372,127	369,611	357,911	353,341	343,683
Net interest income	307,324	298,231	294,555	284,605	278,991
Noninterest income	293,807	299,893	308,352	312,039	270,903
Less: Gain on sale of trademarks	50,000	50,000	50,000	50,000	—
Total adjusted revenue	$551,131	$548,124	$552,907	$546,644	$549,984
Adjusted efficiency ratio	67.52%	67.43%	64.73%	64.67%	62.50%